UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2008
DELTA PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-16203	84-1060803
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)
370 17thStreet
Suite 4300
Denver, Colorado 80202
Registrant’s telephone number, including area code: (303) 293-9133
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On September 26, 2008, Delta Petroleum Corporation entered into a Purchase and Sale Agreement with EnCana Oil & Gas (USA) Inc. for Delta to acquire all of EnCana’s net leasehold position and interest in wells located in the Columbia River Basin of Washington and Oregon for a purchase price of $25,000,000. As a result of the transaction, Delta’s total leasehold ownership in the Columbia River Basin increased to approximately 844,000 net acres.
     Also on September 26, 2008, Delta entered into a Sale Agreement with Husky Refining Company for Husky to acquire a fifty percent (50%) working interest participation in all of Delta’s Columbia River Basin leaseholds and wells, including those acquired in the Purchase and Sale Agreement with EnCana, for a purchase price of $42,000,000 plus fifty percent (50%) of the actual gross drilling costs of the Gray Well 31-21. Delta and Husky plan to drill at least three wells in the Columbia River Basin, including the Gray Well 31-21. Following the closing of this Sale Agreement, Delta’s leasehold position in the Columbia River Basin is approximately 422,000 net acres.
     Copies of the agreements with EnCana and Husky are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.
     On September 29, 2008, Delta issued a press release announcing that the Company entered into the agreements with EnCana and Husky. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
No.	Description
10.1	Purchase and Sale Agreement between EnCana Oil & Gas (USA) Inc. and Delta Petroleum Corporation.

10.2	Sale Agreement between Delta Petroleum Corporation and Husky Refining Company.

99.1	Delta Petroleum Corporation Press Release.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: October 1, 2008

Delta Petroleum Corporation
By:	/s/ Stanley F. Freedman
Stanley F. Freedman
Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Purchase and Sale Agreement between Encana Oil & Gas (USA) Inc. and Delta Petroleum Corporation.

10.2	Sale Agreement between Delta Petroleum Corporation and Husky Refining Company.

99.1	Delta Petroleum Corporation Press Release.